EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2010, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report of Atlas Energy, Inc. (formerly Atlas America, Inc.) on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Energy, Inc. on Forms S-8 (File No. 333-162234, effective September 30, 2009, File No. 333-162212, effective September 30, 2009, File No. 333-162192, effective September 29, 2009, File No. 333-126343, effective July 1, 2005 and File No. 333-157740, effective November 26, 2008).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 26, 2010